Exhibit 10.43

Portions of the exhibit have been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. The omitted information has been marked with a bracketed asterisk (“[*]”).

AMENDMENT NO. 1

TO LICENSE AGREEMENT BETWEEN

SESAME WORKSHOP AND SEAWORLD PARKS & ENTERTAINMENT

This amendment (“Amendment No. 1”) is dated November 12, 2021 (“Amendment No. 1 Effective Date”) and amends the License Agreement between Sesame Workshop (“SW”) and SeaWorld Parks & Entertainment, Inc. (“SEA”) dated May 16, 2017 (the “Base Agreement”). The Base Agreement and Amendment No. 1 are referred to collectively as the “Agreement.” Capitalized terms not defined in this Amendment No. 1 are defined in the Base Agreement.

1.San Diego Standalone Park (Standalone Park #2). (a) SEA will open the San Diego Standalone Park (Standalone Park #2 in the Base Agreement) by [*]. SEA will build and operate the San Diego Standalone Park in line with the plans and quality levels that SW has approved for the San Diego Standalone Park including specifically the features listed in Attachment One.

(b) SW will waive the liquidated damages owed to SW under Paragraph 5.03(b) due to the delay beyond the original Mutually Agreed Opening Date [*] for the San Diego Standalone Park. [*] will be the new Mutually Agreed Opening Date for the San Diego Standalone Park; each day of delay beyond [*] will be subject to the liquidated damages due to SW under Paragraph 5.03(b).

2. Standalone Park #3. Paragraph 5.04(c) of the Agreement will be deleted and replaced with the following:

5.04(c) – The following milestones and deadlines will apply to Standalone Park #3.

STANDALONE PARK #3
Milestone	Date Dates in bold may be changed only by mutual written agreement
SEA completes feasibility study and presents SW with Co-Investment opportunity (with accompanying feasibility study, SEA assessment and business plan and location, and all necessary information)	[*]
SW decides to co-invest or not co-invest	[*]
SEA decides to build or not build Standalone Park #3	[*]
If build, Concept Design Submitted to SW	[*]
If build, Concept Design Approval by SW	[*]
If build, Commence Construction	[*]

If build, Mutually Agreed Opening Date for Standalone Park #3	[*]

If SEA does not inform SW that it will build Standalone Park #3 by [*], then unless otherwise mutually agreed, SEA will no longer have the right to build and open Standalone Park #3 and the Territory for exclusivity will be reduced by the amount stated in Paragraph 5.04(d).

Except as expressly amended in this Amendment No. 1, the Base Agreement shall remain in full force and effect.

ACCEPTED AND AGREED:

SESAME WORKSHOPSEAWORLD PARKS & ENTERTAINMENT, INC.

By ___/s/ Joseph Salvo________________________By ____/s/ Marc Swanson____________________

Name _____ Joseph Salvo_____________________Name ______Marc Swanson__________________

Title _______EVP & General Counsel____________Title ________CEO___________________________

ATTACHMENT ONE

APPROVED FEATURES FOR SAN DEIGO STANDALONE PARK

Year 1 - By Opening Day of San Diego Standalone Park:

•

At least 7 high-quality “Interactives” must be built into the street, at the same or better quality level as the Sesame Street interactives in Orlando. They do not need to be the same interactives as those in Orlando.

•	A live parade that is consistent with the quality level at Orlando, Langhorne and San Diego.
•

Based on a safety review with the manufacturer, SEA is unable to adjust ridership requirements of Walhalla Wave. However, SEA will make good faith efforts to review the feasibility for adjustments to all rides (both wet & dry) to adapt to a younger age target. After the full review of all rides, SEA will present the results to SW.

•	Cosmetic changes to make it feel like a new and on-brand park.
•	All slides repainted and Sesame Street-branded (with the exception of Taumata Racer as long as it looks new for opening).
•	Beach chairs replaced or substantially refurbished (like new).
•	Metal dining tables replaced.
•	Cabanas replaced or substantially refurbished (like new).

Year 2 - By Opening Day of Year 2 of San Diego Standalone Park:

•

Lighting: Subject to obtaining required permitting and authorizations, and provided that Sea has diligently engaged in good faith efforts to timely pursue all requisite permits, authorizations and approvals for design and installation of the same within the first year of operation, nighttime lighting installed and operational, to extend the operating hours and include more seasonal events (subject to amphitheater approval rights).

•	Umbrellas & Benches: All umbrellas and benches replaced or updated.

Years 2 to 4 of San Diego Standalone Park:

•

SEA will commit to spending a minimum of Two Million Dollars ($2,000,000) over the aggregate of Years Two, Three and Four of park operations in the San Diego Standalone Park to add additional new attractions to the park and user experiences, which may be or include a new live show, experience, additional interactive elements, or other similar attractions as may be mutually agreed. The cost of constructing a new “dine with facility” following opening shall apply against this spending commitment.

General

•	SW also has certain approval rights under the Agreement in regard to the execution of those particular features listed above that would be considered Attractions under Section 9.02 of the Agreement.